EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
02/09/09	Investors: Mary Kay Shaw, 630-623-7559
Media: Heidi Barker, 630-623-3791

McDONALD’S REPORTS GLOBAL COMPARABLE SALES
UP 7.1% IN JANUARY

McDonald’s January comparable sales increases by segment were as follows:

•	U.S. up 5.4%

•	Europe up 7.1%

•	Asia/Pacific, Middle East and Africa up 10.2%

OAK BROOK, IL – McDonald’s Corporation announced today that global comparable sales increased 7.1% in January.  Systemwide sales for McDonald’s worldwide restaurants were up 2.6% for the month, or 9.1% in constant currencies.
“2009 is off to a good start for McDonald’s as our Plan to Win is working in every area of the world,” said Chief Executive Officer Jim Skinner.  “McDonald’s continues to appeal to customers as we offer high quality, affordable meal options and unparalleled convenience.”
In the U.S., comparable sales rose 5.4% in January.  Value across the menu along with the popularity of McDonald’s core menu and breakfast drove results.
In Europe, the U.K., France, and Russia led January’s 7.1% comparable sales increase.  Across Europe, the combination of premium menu offerings, classic favorites and everyday affordability continue to deliver results.
January comparable sales were up 10.2% in Asia/Pacific, Middle East and Africa due to strong sales growth in Australia, China and many other countries.  Locally relevant chicken and beef choices, convenient operating hours and successful Chinese New Year promotions contributed to January’s performance.
Jim Skinner added, “We are pleased with comparable sales performance around the world.  For the month of February, it’s important to note that comparable sales will be negatively impacted by about 4 percentage points as prior year results included one extra day due to leap year.  This compares with a calendar shift benefit of about 2 percentage points in January.”

Percent Increase	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended January 31,	2009	2008	Reported	Currency
McDonald's Corporation	7.1	5.7	2.6	9.1
Major Segments:
U.S.	5.4	1.9	6.4	6.4
Europe	7.1	8.2	(6.2)	9.2
APMEA*	10.2	7.8	13.3	14.6
* Asia/Pacific, Middle East and Africa

Definitions
•
Comparable sales represent sales at all restaurants in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation.  Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters.  Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Constant currency results exclude the effects of currency translation and are calculated by translating current year results at prior year average exchange rates.
•
Systemwide sales include sales at all restaurants, including those operated by the Company, franchisees and affiliates.  Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

•
The number of weekdays, weekend days and timing of holidays can impact our reported comparable sales.  In January 2009, this calendar shift/trading day adjustment consisted of one less Tuesday and Wednesday, and one more Friday and Saturday compared with January 2008.  The resulting adjustment varied by area of the world, ranging from approximately +1.8% to +2.1%.

Upcoming Communication
McDonald’s tentatively plans to release February sales on March 9, 2009.

McDonald's is the leading global foodservice retailer with nearly 32,000 local restaurants in more than 100 countries.  More than 75% of McDonald's restaurants worldwide are owned and operated by franchisees and affiliates.  Please visit our website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements
This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof.  These forward-looking statements involve a number of risks and uncertainties.  The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

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